Exhibit 99.1
Enphase Energy Reports Financial Results for the Third Quarter of 2026
FREMONT, Calif., Oct 27, 2026 - Enphase Energy, Inc. (NASDAQ: ENPH), a global energy technology company, announced today financial results for the third quarter of 2026, which included the summary below from its President and CEO, Badri Kothandaraman.
We reported quarterly revenue of $293.3 million in the third quarter of 2026 and shipped approximately 1.42 million IQ® Microinverters, or 655.2 megawatts DC, and 129.9 megawatt hours (MWh) of IQ® Batteries.
Highlights for the third quarter of 2026 are listed below:
•Successfully demonstrated 13.8 kV AC to 800 VDC conversion using our IQ® SST technology
•Developing IQ SST solutions for the AI data center needs of two global technology leaders
•Revenue of $293.3 million
•GAAP gross margin of 43.3%; non-GAAP gross margin of 45.0%
•GAAP operating income of $6.5 million; non-GAAP operating income of $53.6 million
•GAAP net income of $23.4 million; non-GAAP net income of $54.0 million
•GAAP diluted earnings per share (EPS) of $0.17; non-GAAP diluted EPS of $0.41
•GAAP and non-GAAP diluted EPS reduced by $0.15 and $0.14, due to impairment in investments
•Cash, cash equivalents and marketable securities of $931.8 million
Our revenue and earnings for the third quarter of 2026 are provided below, compared with the prior quarter:
(In thousands, except per share and percentage data)

	GAAP			Non-GAAP
	Q3 2026	Q2 2026	Q3 2025	Q3 2026	Q2 2026	Q3 2025
Revenue	$293,329	$291,854	$410,427	$293,329	$291,854	$410,427
Gross margin	43.3%	60.0%	47.8%	45.0%	46.8%	49.2%
Operating expenses	$120,652	$123,495	$130,080	$78,437	$79,820	$78,538
Operating income	$6,466	$51,519	$66,159	$53,575	$56,697	$123,402
Net income	$23,387	$36,079	$66,638	$54,000	$61,515	$117,300
Basic EPS	$0.18	$0.27	$0.51	$0.41	$0.47	$0.90
Diluted EPS	$0.17	$0.27	$0.50	$0.41	$0.46	$0.90

Total revenue for the third quarter of 2026 was $293.3 million, compared to $291.9 million in the second quarter. Third-quarter revenue included $85.0 million of safe harbor revenue, compared to $84.3 million in the second quarter. Revenue in the United States increased approximately 3%, a smaller than anticipated increase due to soft residential solar demand. Revenue in Europe decreased approximately 11%, due to summer seasonality and continued weakness in certain solar markets.
Global sell-through increased approximately 1% sequentially in the third quarter of 2026, below our expectation of 10% growth, contributing to revenue at the low end of our guidance range. U.S. sell-through increased 5% sequentially, but declined 35% year-over-year, broadly in line with third-party reports of U.S. residential solar market trends. European sell-through declined 12% sequentially in the third quarter, reflecting seasonality and softer demand, particularly in France.
Non-GAAP gross margin was 45.0% in the third quarter, compared to 46.8% in the second quarter. The decrease in gross margin was driven by product mix. Reciprocal tariffs reduced gross margin by approximately 1.3 percentage points, down from approximately 2.0 percentage points in the second quarter.
Non-GAAP operating expenses were $78.4 million in the third quarter, compared to $79.8 million in the second quarter. Non-GAAP operating income decreased to $53.6 million, compared to $56.7 million in the second quarter.

We exited the third quarter of 2026 with $931.8 million in cash, cash equivalents and marketable securities, and generated approximately $0.1 million in cash flow from operations. Capital expenditures were $11.5 million, compared to $14.4 million in the second quarter.
We shipped 129.9 MWh of IQ Batteries in the third quarter, compared to 113.8 MWh in the second quarter. More than 26,000 installers worldwide are now certified to install IQ Batteries, up from more than 25,000 in the second quarter.
We announced a major milestone in the development of the IQ® Solid-State Transformer (IQ SST), successfully demonstrating 13.8 kV AC to 800 VDC conversion at our R&D lab in Austin, Texas. The demonstration brought together 132 power modules, with 44 connected in series on each of three phases, operating as a single integrated system. Importantly, IQ SST maintained a stable 800 VDC output during rapid load changes that simulate the dynamic power demands of AI compute racks.
By converting medium-voltage AC directly to 800 VDC, IQ SST is designed to eliminate multiple stages of conventional power conversion, reduce energy losses, and deliver more usable power to AI compute. Our next milestones are to validate operation at 34.5 kV and demonstrate a megawatt-scale system by the end of 2026.
During the third quarter of 2026, we more than doubled our IQ SST customer and partner pipeline to over 50. We are actively engaged with a leading hyperscaler and a global AI computing leader, whose technical requirements are helping shape our product architecture and roadmap. These engagements reinforce our confidence in the market opportunity. We remain on track for customer pilots in 2027, with commercial shipments expected to begin in 2028.
Our core U.S. residential solar market continues to face headwinds from higher interest rates and the expiration of the Section 25D federal tax credit. We are addressing these near-term challenges while positioning Enphase for a new phase of growth, driven by five key growth drivers heading into 2027: our fifth-generation IQ® Battery G5 for global residential storage markets; the Propel prepaid lease program to drive U.S. residential solar and battery adoption; commercial solar with our IQ9™ Commercial Microinverters and our upcoming IQ® Battery C80 in the United States; unidirectional and bidirectional EV chargers for global markets; and IQ SST for next-generation AI data centers. Together, we believe these opportunities expand our addressable market, leverage our power electronics expertise, and position Enphase for sustainable long-term growth.
BUSINESS HIGHLIGHTS
•On Oct. 27, 2026, Enphase Energy announced that it successfully demonstrated 13.8 kV AC to 800 VDC conversion with IQ SST at its Austin, Texas R&D lab.
•On Oct. 26, 2026, Enphase Energy announced with Infineon Technologies that Enphase will deploy the world’s first 900 V GaN monolithic bidirectional switch devices in its IQ SST power modules.
•On Oct. 21, 2026, Enphase Energy announced ISO 15118-20 support for its IQ® EV Charger 2 starting in 2027, in compliance with the EU's Alternative Fuels Infrastructure Regulation (AFIR).
•On Oct. 14, 2026, Enphase Energy highlighted commercial and industrial (C&I) repowering projects across the United States that use Enphase IQ9 Commercial Microinverters.
•On Oct. 8, 2026, Enphase Energy announced that it began production shipments of its new IQ® Gateway Fusion in India.
•On Sept. 21, 2026, Enphase Energy announced that the Enphase IQ® Meter Collar is now approved for behind-the-meter installation by 80 utilities across the United States and Canada.
•On Sept. 14, 2026, Enphase Energy announced its participation in AI Infra Summit 2026, showcasing its approach to next-generation AI data center power infrastructure, including IQ SST.
•On Sept. 8, 2026, Enphase Energy announced that power modules for its IQ SST are now being built in the United States to assemble and validate full-scale IQ SST racks.
•On Sept. 3, 2026, Enphase Energy announced expanded metering compatibility for the Enphase IQ® EV Charger 2 across several European markets.
•On Sept. 1, 2026, Enphase Energy announced that more than 7,500 homeowners across the United States have enrolled in Enphase® Care, the company’s premium support offering for Enphase solar and battery systems.
•On Aug. 25, 2026, Enphase Energy announced an expanded homeowner outreach effort in the Netherlands to help solar-only customers prepare for the end of net metering on Jan. 1, 2027.
•On Aug. 20, 2026, Enphase Energy announced the availability of the Enphase® AI Assistant in the Enphase® App for homeowners.

•On Aug. 18, 2026, Enphase Energy announced that it opened U.S. pre-orders for the IQ Battery C80, its first commercial battery storage system.
•On Aug. 13, 2026, Enphase Energy announced that Italian homeowners can now build a complete home energy system with Enphase, combining solar, storage, backup, and EV charging on a single platform.
•On Aug. 10, 2026, Enphase Energy announced expanded support in the United States and Canada that allows homeowners with existing non-Enphase solar systems to add the IQ® Battery 10C and whole-home backup.
FOURTH QUARTER 2026 FINANCIAL OUTLOOK
For the fourth quarter of 2026, Enphase Energy estimates both GAAP and non-GAAP financial results as follows:
•Revenue to be within a range of $225.0 million to $255.0 million, which includes shipments of 100 to 120 MWh of IQ Batteries. This outlook includes approximately $51.2 million of safe harbor revenue and assumes sell-through will be down 10%, compared with the third quarter of 2026.
•GAAP gross margin to be within a range of 38.0% to 41.0%, including approximately 2.0 percentage points of reciprocal tariff impact.
•Non-GAAP gross margin to be within a range of 40.0% to 43.0%, including approximately 2.0 percentage points of reciprocal tariff impact. Non-GAAP gross margin excludes stock-based compensation expense and acquisition related amortization.
•GAAP operating expenses to be within a range of $119.0 million to $123.0 million.
•Non-GAAP operating expenses to be within a range of $76.0 million to $80.0 million, excluding $43.0 million estimated for stock-based compensation expense and acquisition related amortization.
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Use of non-GAAP Financial Measures
Enphase Energy has presented certain non-GAAP financial measures in this press release. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). Reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in the accompanying tables to this press release. Non-GAAP financial measures presented by Enphase Energy include non-GAAP gross profit, gross margin, operating expenses, income from operations, net income, net income per share (basic and diluted), and free cash flow.
These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Enphase Energy’s results of operations as determined in accordance with GAAP. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Enphase Energy uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. Enphase Energy believes that these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.

As presented in the “Reconciliation of Non-GAAP Financial Measures” tables below, each of the non-GAAP financial measures excludes one or more of the following items for purposes of calculating non-GAAP financial measures to facilitate an evaluation of Enphase Energy’s current operating performance and a comparison to its past operating performance:
Tariff refunds. This item represents refunds received for tariffs previously imposed under the International Emergency Economic Powers Act, which were invalidated following the United States Supreme Court ruling in Learning Resources, Inc. v. Trump. Enphase Energy received refunds and associated interest of approximately $52.0 million during the nine months ended September 30, 2026 from U.S. Customs and Border Protection related to tariffs paid during fiscal 2025 and the first quarter of fiscal 2026, of which approximately $1.6 million and $47.0 million was recognized as a reduction to cost of revenues during the three and nine months ended September 30, 2026, respectively; approximately $0.1 million and $1.7 million was recognized as interest income in the three and nine months ended September 30, 2026, respectively; and approximately $3.3 million was capitalized as a cost of inventory as of September 30, 2026. Of the $47.0 million refunds recognized as a reduction to cost of revenues, $43.3 million of the tariff costs incurred were previously recorded as a cost of revenues in prior periods and are excluded from non‑GAAP measures, along with the associated $1.7 million interest earned from those payments, as they are related to prior periods and not reflective of Enphase Energy’s ongoing financial performance.
AMPTC adjustment. In the first quarter of 2026, Enphase Energy decided to sell its Advanced Manufacturing Production Tax Credit (AMPTC) generated in 2025 and going forward in the tax credit transfer market. Enphase Energy sold $235.0 million of AMPTC generated in 2025 at 93% of face value, resulting in a discount of approximately $16.5 million. Enphase Energy also incurred approximately $2.5 million in transaction-related fees. Because these amounts relate to AMPTC generated in the prior fiscal year and do not reflect Enphase Energy’s ongoing operating performance, Enphase Energy excluded them from its non-GAAP financial measures for the first quarter of 2026.
Stock-based compensation expense. Enphase Energy excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash in nature. Moreover, the impact of this expense is significantly affected by Enphase Energy’s stock price at the time of an award over which management has limited to no control.
Acquisition related expenses and amortization. This item represents costs incurred in connection with acquisition-related activities, which are not indicative of normal, recurring operating expenses, and amortization of acquired intangible assets, which is a non-cash expense. Acquisition related expenses and amortization of acquired intangible assets are not reflective of Enphase Energy’s ongoing financial performance.
Restructuring and asset impairment. Enphase Energy excludes restructuring and asset impairment due to the nature of the expenses being unusual and arising outside the ordinary course of continuing operations. These costs primarily consist of fees paid for cash-based severance costs, accelerated stock-based compensation expense and asset write-downs of property and equipment and acquired intangible assets, and other contract termination costs resulting from restructuring initiatives.
Non-cash interest expense. This item consists primarily of amortization of debt issuance costs and accretion of debt discount because these expenses do not represent a cash outflow for Enphase Energy except in the period the financing was secured and such amortization expense is not reflective of Enphase Energy’s ongoing financial performance.
Non-GAAP income tax adjustment. This item represents the amount adjusted to Enphase Energy’s GAAP tax provision or benefit to exclude the income tax effects of GAAP adjustments such as stock-based compensation, amortization of purchased intangibles, and other non-recurring items that are not reflective of Enphase Energy’s ongoing financial performance.
Non-GAAP net income per share, diluted. Enphase Energy excludes the dilutive effect of in-the-money portion of convertible senior notes as they are covered by convertible note hedge transactions that reduce potential dilution to our common stock upon conversion of the Notes due 2028, and includes the dilutive effect of employee’s stock-based awards and the dilutive effect of warrants. Enphase Energy believes these adjustments provide useful supplemental information to the ongoing financial performance.

Free cash flow. This item represents net cash flows from operating activities less purchases of property and equipment.
Conference Call Information
Enphase Energy will host a conference call for analysts and investors to discuss its third quarter 2026 results and fourth quarter 2026 business outlook today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The call is open to the public by dialing (833) 634-5018. A live webcast of the conference call will also be accessible from the “Investor Relations” section of Enphase Energy’s website at https://investor.enphase.com. Following the webcast, an archived version will be available on the website for approximately one year. In addition, an audio replay of the conference call will be available by calling (855) 669-9658; replay access code 5536681, beginning approximately one hour after the call.
Forward-Looking Statements
This press release contains forward-looking statements, including statements related to Enphase Energy’s expectations as to its fourth quarter of 2026 financial performance and outlook, including revenue, shipments of IQ Batteries by MWh, gross margin, operating expenses, safe harbor revenue, reciprocal tariff impacts, and anticipated sell-through; anticipated demand for Enphase Energy’s microinverter, battery, energy management, and commercial products; the timing and availability of shipments of the IQ Battery C80; the capabilities, benefits, features, and performance of Enphase Energy’s technology and products, including the IQ Battery C80, IQ SST, and 900 V GaN monolithic BDS devices; the integration and production qualification of 900 V GaN monolithic BDS devices; Enphase Energy’s expectations regarding the development of its IQ SST, including the timing of future demonstrations, development milestones, customer pilot programs, and commercial shipments; Enphase Energy’s customer and partner engagements related to IQ SST and the potential market opportunity for IQ SST; and the expected benefits, market opportunities, and growth associated with Enphase Energy’s IQ Battery G5, Propel prepaid lease program, commercial solar and storage products, EV chargers, and IQ SST. These forward-looking statements are based on Enphase Energy’s current expectations and assumptions and inherently involve significant risks and uncertainties. Actual results may differ materially from those expressed or implied by these forward‑looking statements. Such risks include, but are not limited to, fluctuations in market demand; changes in installer and customer purchasing behavior; changes in tax credits, tariffs, incentive programs, and regulatory policies, including the expiration of existing tariffs and potential imposition of replacement tariffs; energy pricing volatility; supply chain and manufacturing constraints; product performance and reliability; technological development, testing, validation, and qualification risks; the ability to convert customer and partner engagements into commercial opportunities; the ability to successfully expand into data center, commercial solar and international markets; and other factors discussed in Enphase Energy’s filings with the Securities and Exchange Commission, including those risks described in more detail in Enphase Energy’s most recently filed Annual Report on Form 10‑K and Quarterly Report on Form 10-Q and other documents on file with the SEC from time to time and available on the SEC’s website at www.sec.gov. Enphase Energy undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.
A copy of this press release can be found on the investor relations page of Enphase Energy’s website at https://investor.enphase.com.
About Enphase Energy, Inc.
Enphase Energy is a global energy technology company advancing intelligent power systems for homes, businesses, and next-generation AI data centers. The company designs semiconductor-based energy technologies spanning solar, batteries, EV charging, energy management, and virtual power plants, and is developing solid-state transformer technology to address the rapidly growing power demands of AI data centers. Based in Fremont, California, Enphase is the world’s leading supplier of microinverter-based solar and battery systems. The company revolutionized the solar industry with its microinverter technology and has shipped approximately 90.8 million microinverters, with over 5.3 million Enphase-based systems deployed in more than 165 countries. Enphase products enable people to harness the sun to make, use, save, and sell their own power, all controlled through the Enphase App. For more information, visit https://enphase.com.
© 2026 Enphase Energy, Inc. All rights reserved. Enphase Energy, Enphase, the “e” logo, IQ, and certain other marks listed at https://enphase.com/trademark-usage-guidelines are trademarks or service marks of Enphase Energy, Inc. Other names are for informational purposes and may be trademarks of their respective owners.

Contact:

Zach Freedman
Enphase Energy, Inc.
Investor Relations
ir@enphaseenergy.com

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Net revenues	$293,329	$291,854	$410,427	$868,083	$1,129,664
Cost of revenues	166,211	116,840	214,188	465,558	594,691
Gross profit	127,118	175,014	196,239	402,525	534,973
Operating expenses:
Research and development	45,199	45,658	47,266	135,724	142,861
Sales and marketing	45,110	45,545	48,429	138,742	148,085
General and administrative	30,395	31,334	33,098	94,984	101,168
Restructuring and asset impairment	(52)	958	1,287	4,733	7,771
Total operating expenses	120,652	123,495	130,080	374,183	399,885
Income from operations	6,466	51,519	66,159	28,342	135,088
Other income, net
Interest income	16,912	12,154	15,429	41,691	47,372
Interest expense	(327)	(327)	(830)	(1,287)	(3,692)
Other expense, net	(26,622)	(1,447)	(3,739)	(24,278)	(12,651)
Total other income (expense), net	(10,037)	10,380	10,860	16,126	31,029
Income (loss) before income taxes	(3,571)	61,899	77,019	44,468	166,117
Income tax benefit (provision)	26,958	(25,820)	(10,381)	7,592	(32,697)
Net income	$23,387	$36,079	$66,638	$52,060	$133,420
Net income per share:
Basic	$0.18	$0.27	$0.51	$0.39	$1.02
Diluted	$0.17	$0.27	$0.50	$0.39	$1.01
Shares used in per share calculation:
Basic	132,222	131,963	130,797	131,844	131,228
Diluted	135,198	135,122	132,995	135,001	133,439

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$380,398	$474,318
Marketable securities	551,448	1,038,536
Accounts receivable, net	249,939	229,881
Inventory	243,707	288,047
Prepaid expenses and other current assets	457,335	576,078
Total current assets	1,882,827	2,606,860
Property and equipment, net	133,717	136,804
Intangible assets, net	8,603	22,288
Goodwill	213,087	214,760
Other assets	317,185	222,677
Deferred tax assets, net	321,619	306,403
Total assets	$2,877,038	$3,509,792
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$100,613	$203,039
Accrued liabilities	161,931	217,366
Deferred revenues, current	170,565	180,524
Warranty obligations, current	26,990	29,038
Debt, current	—	632,183
Total current liabilities	460,099	1,262,150
Long-term liabilities:
Deferred revenues, non-current	355,141	337,923
Warranty obligations, non-current	177,021	185,005
Other liabilities	69,578	65,497
Debt, non-current	573,163	572,194
Total liabilities	1,635,002	2,422,769
Total stockholders’ equity	1,242,036	1,087,023
Total liabilities and stockholders’ equity	$2,877,038	$3,509,792

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Cash flows from operating activities:
Net income	$23,387	$36,079	$66,638	$52,060	$133,420
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,105	20,196	20,218	61,116	60,218
Discount from sale of AMPTC generated	—	—	—	16,450	—
Amortization (accretion) of investments purchased at a premium (discount)	(268)	184	(765)	5,024	1,513
Provision for credit losses	577	90	(30)	718	162
Asset impairment	43	—	—	122	1,565
Non-cash interest expense	327	327	829	1,287	3,336
Decrease in fair value of debt securities and tax equity fund	27,217	2,494	3,174	29,793	12,315
Stock-based compensation	43,043	43,554	51,469	135,588	160,998
Deferred income taxes	(28,555)	21,203	(1,826)	(10,479)	7,137
Changes in operating assets and liabilities:
Accounts receivable	21,839	(77,229)	(57,980)	(13,835)	(47,539)
Inventory	41,315	5,679	(15,636)	44,340	(23,648)
Prepaid expenses and other assets	(44,828)	(125,984)	(78,330)	(15,472)	(218,144)
Accounts payable, accrued and other liabilities	(48,811)	2,477	25,494	(164,460)	116,938
Warranty obligations	805	(1,001)	4,055	(10,032)	17,252
Deferred revenues	(56,106)	112,254	(3,392)	11,064	(136,562)
Net cash provided by operating activities	90	40,323	13,918	143,284	88,961
Cash flows from investing activities:
Purchases of property and equipment	(11,460)	(14,394)	(8,032)	(45,752)	(30,899)
Issuance of secured revolving credit facility	(30,000)	(29,000)	—	(59,000)	—
Receipts of secured revolving credit facility	34,604	—	—	34,604	—
Issuance of loan receivable	—	—	(48,500)	(1,000)	(48,500)
Investment in debt securities	—	—	(6,300)	—	(6,300)
Investment in tax equity fund	—	—	(1,408)	—	(9,752)
Receipts of loan receivables	7,500	10,085	—	17,585	—
Purchases of marketable securities	(306,192)	(29,006)	(116,236)	(335,198)	(601,368)
Maturities and sales of marketable securities	160,919	52,779	201,881	810,979	780,099
Net cash provided by (used in) investing activities	(144,629)	(9,536)	21,405	422,218	83,280
Cash flows from financing activities:
Settlement of Notes due 2026	—	—	—	(632,500)	—

	Three Months Ended			Nine Months Ended
	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Settlement of Notes due 2025	—	—	—	—	(102,168)
Repurchases of common stock	—	—	—	—	(129,957)
Proceeds from issuances of common stock under employee equity plans	—	4,171	—	4,171	5,369
Payments of withholding taxes related to net share settlement of equity awards	(2,711)	(2,540)	(1,679)	(23,937)	(16,653)
Net cash provided by (used in) financing activities	(2,711)	1,631	(1,679)	(652,266)	(243,409)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,696)	(620)	(2,300)	(7,156)	8,932
Net increase (decrease) in cash, cash equivalents and restricted cash	(148,946)	31,798	31,344	(93,920)	(62,236)
Cash, cash equivalents and restricted cash — Beginning of period	529,344	497,546	370,536	474,318	464,116
Cash and cash equivalents — End of period	$380,398	$529,344	$401,880	$380,398	$401,880

ENPHASE ENERGY, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data and percentages)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Gross profit (GAAP)	$127,118	$175,014	$196,239	$402,525	$534,973
Tariff refunds	120	(43,411)	—	(43,291)	—
AMPTC adjustment	—	—	—	18,905	—
Stock-based compensation	3,646	3,666	4,105	10,897	12,655
Acquisition related amortization	1,128	1,248	1,596	3,718	4,766
Gross profit (Non-GAAP)	$132,012	$136,517	$201,940	$392,754	$552,394

Gross margin (GAAP)	43.3%	60.0%	47.8%	46.4%	47.4%
Tariff refunds	—	(14.9)	—	(5.0)	—
AMPTC adjustment	—	—	—	2.2	—
Stock-based compensation	1.2	1.3	1.0	1.2	1.1
Acquisition related amortization	0.5	0.4	0.4	0.4	0.4
Gross margin (Non-GAAP)	45.0%	46.8%	49.2%	45.2%	48.9%

Operating expenses (GAAP)	$120,652	$123,495	$130,080	$374,183	$399,885
Stock-based compensation (1)	(39,397)	(39,714)	(47,364)	(124,539)	(147,755)
Acquisition related expenses and amortization	(2,870)	(3,003)	(2,891)	(9,699)	(8,617)
Restructuring and asset impairment (1)	52	(958)	(1,287)	(4,733)	(7,771)
Operating expenses (Non-GAAP)	$78,437	$79,820	$78,538	$235,212	$235,742

(1) Includes stock-based compensation as follows:
Research and development	$17,125	$17,569	$20,488	$53,528	$62,616
Sales and marketing	12,865	12,363	14,493	39,945	47,546
General and administrative	9,407	9,782	12,383	31,067	37,593
Restructuring and asset impairment	—	174	—	152	588
Total	$39,397	$39,888	$47,364	$124,692	$148,343

Income from operations (GAAP)	$6,466	$51,519	$66,159	$28,342	$135,088
Tariff refunds	120	(43,411)	—	(43,291)	—
AMPTC adjustment	—	—	—	18,905	—
Stock-based compensation	43,043	43,380	51,469	135,436	160,410
Acquisition related expenses and amortization	3,998	4,251	4,487	13,417	13,383
Restructuring and asset impairment	(52)	958	1,287	4,733	7,771
Income from operations (Non-GAAP)	$53,575	$56,697	$123,402	$157,542	$316,652

Net income (GAAP)	$23,387	$36,079	$66,638	$52,060	$133,420
Tariff refunds	43	(45,029)	—	(44,986)	—
AMPTC adjustment	—	—	—	18,905	—
Stock-based compensation	43,043	43,380	51,469	135,436	160,410
Acquisition related expenses and amortization	3,998	4,251	4,487	13,417	13,383
Restructuring and asset impairment	(52)	958	1,287	4,733	7,771
Non-cash interest expense	327	327	829	1,286	3,336

Non-GAAP income tax adjustment	(16,746)	21,549	(7,410)	(3,079)	(21,908)
Net income (Non-GAAP)	$54,000	$61,515	$117,300	$177,772	$296,412

Net income per share, basic (GAAP)	$0.18	$0.27	$0.51	$0.39	$1.02
Tariff refunds	—	(0.34)	—	(0.34)	—
AMPTC adjustment	—	—	—	0.14	—
Stock-based compensation	0.33	0.33	0.39	1.03	1.20
Acquisition related expenses and amortization	0.03	0.03	0.03	0.10	0.10
Restructuring and asset impairment	—	0.01	0.01	0.04	0.06
Non-cash interest expense	—	—	0.01	0.01	0.03
Non-GAAP income tax adjustment	(0.13)	0.17	(0.05)	(0.02)	(0.15)
Net income per share, basic (Non-GAAP)	$0.41	$0.47	$0.90	$1.35	$2.26

Shares used in basic per share calculation GAAP and Non-GAAP	132,222	131,963	130,797	131,844	131,228

Net income per share, diluted (GAAP)	$0.17	$0.27	$0.50	$0.39	$1.01
Tariff refunds	—	(0.34)	—	(0.34)	—
AMPTC adjustment	—	—	—	0.14	—
Stock-based compensation	0.32	0.33	0.39	1.02	1.22
Acquisition related expenses and amortization	0.04	0.03	0.04	0.10	0.10
Restructuring and asset impairment	—	0.01	0.01	0.04	0.06
Non-cash interest expense	—	—	0.01	0.01	0.03
Non-GAAP income tax adjustment	(0.12)	0.16	(0.05)	(0.02)	(0.16)
Net income per share, diluted (Non-GAAP)	$0.41	$0.46	$0.90	$1.34	$2.26

Shares used in diluted per share calculation GAAP	135,198	135,122	132,995	135,001	133,439
Shares used in diluted per share calculation Non-GAAP	133,180	133,104	130,977	132,983	131,421

Net cash provided by operating activities (GAAP)	$90	$40,323	$13,918	$143,284	$88,961
Purchases of property and equipment	(11,460)	(14,394)	(8,032)	(45,752)	(30,899)
Free cash flow (Non-GAAP)	$(11,370)	$25,929	$5,886	$97,532	$58,062